Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF COCRYSTAL PHARMA, INC.

Cocrystal Pharma, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1. The name of the Company is Cocrystal Pharma, Inc.

2. Pursuant to Section 242 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3. The first sentence of Section 4 of the Certificate of Incorporation is hereby replaced with the following:

The total number of shares of stock of all classes and series the Company shall have authority to issue is 101,000,000 shares consisting of (i) 100,000,000 shares of common stock, par value of $0.001 per share and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 25th day of June, 2024 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 26th day of June, 2024.

COCRYSTAL PHARMA, INC.

By:	/s/ James Martin
James Martin
Co-Chief Executive Officer and Chief Financial Officer